UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No.       )

Filed by the Registrant ☒	Filed by a Party other than the Registrant ☐

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☐	Definitive Proxy Statement
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Daegis Inc.
(Name of registrant as specified in its charter)

(Name of person(s) filing proxy statement, if other than the registrant)

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Daegis Inc.
600 E. Las Colinas Blvd, Suite 1500
Irving, Texas 75039

To our Stockholders,

You are cordially invited to attend the Annual Meeting of Stockholders of Daegis Inc., which will take place_________, _________, 2015, at _________ Central Time at the Daegis Inc. corporate offices, 600 E. Las Colinas Blvd., Suite 1500, Irving, Texas 75039. Details of the business to be conducted at the Annual Meeting are given in the Official Notice of the Meeting, Proxy Statement and form of proxy enclosed with this letter. Stockholders of record at the close of business on _________, 2015, are entitled to notice of, and to vote at, the Annual Meeting.

Your vote is important, and we encourage you to vote promptly. Even if you intend to join us in person, we encourage you to vote in advance so that we will know that we have a quorum of stockholders for the meeting. Please see the General Information section of the enclosed Proxy Statement for instructions if you plan to personally attend the Annual Meeting.

Whether or not you are able to personally attend the Annual Meeting, it is important that your shares be represented and voted. Your prompt vote over the Internet, by telephone via toll-free number, or by written proxy will save us the expense and extra work of additional proxy solicitation. Voting by any of these methods at your earliest convenience will ensure your representation at the Annual Meeting if you choose not to attend in person. If you decide to attend the Annual Meeting, you will be able to vote in person, even if you have personally submitted your proxy. Please review the instructions on the proxy card or the information forwarded by your bank, broker, or other holder of record concerning each of these voting options.

We appreciate your continued interest in Daegis Inc. and look forward to seeing you at the Annual Meeting.

Sincerely,

Timothy P. Bacci
President & Chief Executive Officer
Irving, Texas
________, 2015

PRELIMINARY COPY

Daegis Inc.
600 E. Las Colinas Blvd, Suite 1500
Irving, Texas 75039

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

You are cordially invited to attend the Annual Meeting of Stockholders of Daegis Inc., which will take place _________, 2015, at _________ Central Time at the Daegis Inc. corporate offices, 600 E. Las Colinas Blvd., Suite 1500, Irving, Texas 75039.

At the meeting, we will ask stockholders to consider and vote on the following Proposals:

1.	To elect 5 director nominees of the Board to each hold office for a one-year term;

2.	To ratify the appointment of Whitley Penn LLP as our independent registered public accountants for the fiscal year ending April 30, 2016;

3.	To approve, on an advisory basis, the compensation of our Company’s executive officers for the fiscal year ended April 30, 2015;

4.	Approve the grant of discretionary authority to our Board to effect a reverse stock split of the Company’s common stock; and

5.	Any other business as may be properly brought before the Annual Meeting and any adjournments or postponements thereof.

These items of business are more fully described in the Proxy Statement that accompanies this Notice.

Stockholders of record at the close of business on _________, 2015, are entitled to notice of, to attend, and to vote at, this meeting and any adjournments or postponements thereof. For 10 days prior to the meeting, a complete list of the stockholders entitled to vote at the meeting will be available for examination by any stockholder for any purpose relating to the meeting during ordinary business hours at our principal offices located at 600 E. Las Colinas, Suite 1500, Irving, Texas 75039.

Sincerely,

Susan K. Conner
Corporate Secretary
Irving, Texas
________, 2015

PLEASE MARK, DATE AND SIGN THE ENCLOSED PROXY CARD AND PROMPTLY RETURN IT IN THE ACCOMPANYING POSTAGE-PAID ENVELOPE TO ASSURE THAT YOUR SHARES ARE REPRESENTED AT THE MEETING. ALTERNATIVELY, YOU MAY VOTE YOUR SHARES VIA TELEPHONE OR THE INTERNET, AS DESCRIBED IN THE ACCOMPANYING MATERIALS. IF YOUR SHARES ARE HELD OF RECORD BY A BROKER, BANK OR OTHER NOMINEE AND YOU WISH TO VOTE, YOU MUST OBTAIN FROM THE RECORD HOLDER A PROXY ISSUED IN YOUR NAME. PROXIES ARE REVOCABLE, AND IF YOU ATTEND THE MEETING, YOU MAY CHOOSE TO VOTE IN PERSON EVEN IF YOU HAVE PREVIOUSLY VOTED YOUR SHARES

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON _________, 2015: Our Proxy Statement is attached. Financial and other information concerning Daegis Inc. is contained in our Annual Report to Stockholders for the fiscal year ended April 30, 2015. A complete set of proxy materials relating to our Annual Meeting is available on the Internet. These materials, consisting of the Notice of Annual Meeting, Proxy Statement, Proxy Card and Annual Report to Stockholders, may be viewed at www.proxyvote.com.

DAEGIS INC.
PROXY STATEMENT FOR ANNUAL MEETING OF STOCKHOLDERS

The accompanying proxy is solicited by the Board of Directors (each a “Director” and collectively, the “Board”) of Daegis Inc., a Delaware corporation (“Daegis” “Company” “we” “us” or “our”), for use at our Annual Meeting of Stockholders to be held on _________, 2015 (the “Annual Meeting”), or any adjournment or postponement thereof, for the purposes set forth in the accompanying Notice of Annual Meeting. The date of this Proxy Statement is _________, 2015, the approximate date on which this Proxy Statement and the accompanying form of proxy were first sent or given to stockholders.

GENERAL INFORMATION

Annual Report. Our Annual Report on Form 10-K for the fiscal year ended April 30, 2015 is enclosed along with this Proxy Statement.

Voting Securities. Only stockholders of record as of the close of business on _________, 2015, are entitled to attend and to vote at the meeting and any adjournment thereof. As of that date, there were 40,000,000 shares of common stock authorized, of which there are 16,384,444 shares of Daegis common stock, par value $0.001 per share issued and outstanding. Stockholders may vote in person or by proxy. Each stockholder of record as of that date is entitled to one vote for each share of common stock held on each of the proposals presented in this Proxy Statement. Our Bylaws provide that a majority of all of the shares of the stock entitled to vote, whether present in person or represented by proxy, shall constitute a quorum for the transaction of business at the Annual Meeting. Votes for and against, abstentions and shares held by brokers that are present but not voted because the brokers were prohibited from exercising discretionary authority (i.e., “broker non-votes”) will each be counted as present for purposes of determining the presence of a quorum.

Solicitation of Proxies. We will pay the costs of the solicitation of proxies. We will solicit stockholders by mail or email through our regular employees. Additionally, we will request banks, brokers and other custodians, nominees and fiduciaries to solicit their customers who have Daegis stock registered in the names of such persons and will reimburse them for their reasonable out-of-pocket costs. We may also use the services of Directors, officers and others to solicit proxies, personally or by telephone, without additional compensation.

Voting of Proxies. Except as described below, (i) all valid proxies received prior to the Annual Meeting will be voted; (ii) all shares represented by a proxy will be voted, and where a stockholder specifies by means of the proxy a choice with respect to any matter to be acted upon, the shares will be voted in accordance with the specification so made; and (iii) if no choice is indicated, shares represented by signed proxy cards will be voted FOR Proposal 3. Broker non-votes on any other Proposal will not be counted as votes. Shares represented by broker non-votes will, however, be counted in determining whether a quorum is present. A stockholder giving a proxy has the power to revoke his or her proxy at any time prior to the time it is voted at the Annual Meeting by delivering to the Corporate Secretary of the Company a written instrument revoking the previously delivered proxy, delivering a duly executed proxy with a later date or attending the Annual Meeting and voting in person.

Stockholders whose shares are registered in their own names may vote: (1) by returning a proxy card; (2) via the Internet; or (3) by telephone. Specific instructions to be followed by any registered stockholder interested in voting via the Internet or by telephone are set forth on the enclosed proxy card. The Internet and telephone voting procedures are designed to authenticate each relevant stockholder’s identity and to allow each such stockholder to vote his or her shares and confirm that his or her voting instructions have been properly recorded. If you do not wish to vote via the Internet or telephone, please complete, sign and return the proxy card in the self-addressed, postage paid envelope provided.

Proposals

PROPOSAL 1 - ELECTION OF DIRECTORS

Our stockholders will vote on the election of 5 members of the Board of Directors (the “Board”) at the Annual Meeting. Each Director will serve until the next Annual Meeting of Stockholders and until his or her respective successor is duly elected and qualified, unless earlier removed in accordance with our Bylaws.

Nominees for election to the Board are as follows:

Name	Principal Occupation	Age	Director Since
Steven D. Whiteman	Independent Chairman of the Board, Daegis Inc.	64	1997

Timothy P. Bacci	President and Chief Executive Officer, Daegis Inc.	56	2009

Robert M. Bozeman	Investor/Advisor to companies in Silicon Valley	66	2008

Richard M. Brooks	EVP and CFO, Composite Technology International, Inc.	61	2005

Darrell B. Montgomery	Independent Board Member / Investor	54	2015

For biographical and other information regarding the Director nominees, please see “OTHER INFORMATION YOU NEED TO MAKE AN INFORMED DECISION – Directors.” For information on our Directors’ compensation, please see the information under “COMPENSATION OF DIRECTORS.”

Each of the persons nominated for election to the Board has agreed to stand for election. We know of no reason why any nominee should be unable or unwilling to serve if elected, and to the knowledge of the Board, each of the nominees intends to serve the entire term for which election is sought.

If a quorum is present and voting, the Director nominees receiving the highest number of votes will be elected as Directors of the Company to serve until the next annual meeting of stockholders and until their successors have been duly elected and qualified. Abstentions and broker non-votes will be counted as present for purposes of determining if a quorum is present.

THE BOARD RECOMMENDS THAT YOU VOTE FOR PROPOSAL 1
AND FOR EACH DIRECTOR NOMINEE NAMED ABOVE.

PROPOSAL 2 - RATIFICATION OF APPOINTMENT OF INDEPENDENT
REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of the Board has appointed Whitley Penn LLP as our independent registered public accounting firm for the fiscal year ending April 30, 2016. Services provided to the Company and its subsidiaries by Whitley Penn LLP in 2015 are described under “INDEPENDENT PUBLIC ACCOUNTANTS.”

We are asking our stockholders to ratify the appointment of Whitley Penn LLP as our independent registered public accounting firm for the 2016 fiscal year. Although ratification is not required by our Bylaws or otherwise, the Board is submitting the appointment of Whitley Penn LLP to our stockholders for ratification as a matter of good corporate practice.

An affirmative vote of a majority of the outstanding shares of the Company present or represented by proxy and entitled to vote at the Annual Meeting assuming a quorum is present, will ratify the appointment of Whitley Penn LLP as our independent public accountants for the 2016 fiscal year.

If our stockholders do not approve Proposal 2, the appointment of Whitley Penn LLP will be reconsidered by our Audit Committee and our Board. Even if Proposal 2 is approved, the Audit Committee in its discretion may select a different independent registered public accounting firm if it determines that a change would be in the best interest of the Company and our stockholders and otherwise complies with all regulations of the Securities and Exchange Commission (the “SEC”) regarding a change in public accounting firms.

THE BOARD RECOMMENDS THAT
YOU VOTE FOR PROPOSAL 2.

PROPOSAL 3 – APPROVE, ON AN ADVISORY BASIS, THE
2015 FISCAL YEAR COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS

The Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (the “Dodd-Frank Act”), enables the Company’s stockholders to vote to approve, on an advisory (nonbinding) basis, the compensation of the Company’s named executive officers (“Say-on-Pay”). The Company seeks your advisory vote and asks that you support the compensation of the named executive officers as disclosed in this proxy statement. At the Annual Meeting of Stockholders held on September 25, 2013, our stockholders were asked to vote on an advisory basis the frequency of the Say-on-Pay vote in future years. Our stockholders were provided with the option of 1 year, 2 years or 3 years. The option of 1 year received the highest number of votes cast by our stockholders. This vote was advisory and not binding on the Board. Based on its consideration of the stockholder vote and other matters, the Compensation Committee has decided to present the Say-on-Pay proposal to our stockholders on an annual basis. It is possible that the Compensation Committee may make some other determination regarding the frequency of a Say-on-Pay proposal in the future.

As described in detail under “SUMMARY OF OUR FISCAL YEAR 2015 EXECUTIVE COMPENSATION,” our compensation programs are designed to emphasize pay for performance and to motivate our executives to create a successful company. We believe our compensation program, with its balance of short- and long-term incentive awards (including equity awards that vest over multiple years), will sustain performance that is aligned with long-term stockholder interests.

This Say-on-Pay proposal gives the Company’s stockholders the opportunity to express their views on the compensation of its named executive officers. This vote is not intended to address any specific item of compensation, but rather the overall compensation of the Company’s named executive officers described in this Proxy Statement.

Accordingly, the Board invites you to review carefully the disclosure under “SUMMARY OF OUR FISCAL YEAR 2015 EXECUTIVE COMPENSATION” beginning on page 20 and the tabular and other disclosures on compensation under “Our Executive Compensation Program Elements” beginning on page 21, and to cast a vote to approve, on an advisory basis, the Company’s executive compensation programs through the following resolution:

“RESOLVED, that stockholders approve, on an advisory basis, the compensation paid to the Company’s named executive officers for the 2015 fiscal year, as disclosed pursuant to the compensation disclosure rules of the SEC, including the compensation tables and any related material disclosed in the Proxy Statement.”

This Say-on-Pay vote is advisory and therefore not binding on the Company, the Compensation Committee or the Board. The Board and Compensation Committee value the opinions of the Company’s stockholders. To the extent there is any significant vote against the named executive officers’ compensation as disclosed in this Proxy Statement, the Board may consider the stockholders’ concerns, and the Compensation Committee may evaluate whether any actions are necessary to address those concerns.

THE BOARD RECOMMENDS THAT
YOU VOTE FOR PROPOSAL 3.

PROPOSAL 4 – APPROVE THE GRANT OF DISCRETIONARY AUTHORITY
TO THE BOARD OF DIRECTORS TO EFFECT
A REVERSE STOCK SPLIT OF THE COMPANY’S COMMON STOCK

Our stockholders will vote on the approval to grant the Board discretionary authority to amend the Company’s Amended and Restated Certificate of Incorporation (the “Certificate Amendment”) to effect a reverse stock split of the issued and outstanding shares of our common stock, par value $0.001 per share, such split to combine a whole number of outstanding shares of our common stock in range of not less than [two (2)] shares and not more than [four (4)] shares, into one share of common stock at any time prior to October 30, 2015 (the “Reverse Split Proposal”). The form of the proposed Certificate Amendment is attached to this proxy statement as Annex A (the “Reverse Stock Split Amendment”).

The Reverse Split Proposal will not increase the par value of our common stock or change the number of authorized shares of common stock, preferred stock, or the relative voting power of our stockholders. Because the number of authorized shares will not be reduced, the number of authorized but unissued shares of our common stock will materially increase and will be available for reissuance by the Company. The reverse stock split, if implemented, would affect all of our holders of common stock uniformly.

Even if the stockholders approve the Reverse Split Proposal, we reserve the right not to proceed with a reverse stock split if the Board does not deem it to be in the best interests of our stockholders. The Board believes that granting this discretion provides it with maximum flexibility to act in the best interests of our stockholders. If this Reverse Split Proposal is approved by the stockholders, the Board will have the authority, in its sole discretion, without further action by the stockholders, to implement a reverse stock split.

The Board's decision as to whether and when to effect the reverse stock split will be based on a number of factors, including prevailing market conditions, existing and expected trading prices for our common stock, actual or forecasted results of operations, the likely effect of such results on the market price of our common stock, and compliance with other NASDAQ listing standards.

Following a reverse stock split, the number of our outstanding shares of common stock will be significantly reduced. A reverse stock split will also affect our outstanding stock options issued under the Company's 2001 Stock Plan (the “2001 Option Plan”) and the Company’s 2010 Stock Plan (the “2010 Option Plan”), as well as the number of shares of common stock available for purchase under the Warrant to Purchase Common Stock, dated as of June 29, 2010, by and between Daegis and Hercules Technology II, L.P. Under these plans, the number of shares of common stock deliverable upon exercise or grant must be appropriately adjusted, and appropriate adjustments must be made to the purchase price per share to reflect the reverse stock split.

The Reverse Split Proposal is not being proposed in response to any effort of which we are aware to accumulate our shares of common stock or obtain control of the Company, nor is it a plan by management to recommend a series of similar actions to our Board or our stockholders. Notwithstanding the decrease in the number of outstanding shares of common stock following the reverse stock split, the Board does not intend for this transaction to be the first step in a “going private transaction” within the meaning of Rule 13e-3 of the Securities Exchange Act of 1934 (the “Exchange Act”). In addition, we have not proposed the reverse stock split, with its corresponding increase in the authorized and unissued number of shares of common stock, with the intention of using the additional shares for anti-takeover purposes, although we could theoretically use the additional shares to make more difficult or to discourage an attempt to acquire control of the Company.

There are certain risks associated with a reverse stock split, and we cannot accurately predict or assure the reverse stock split will produce or maintain the desired results (for more information on the risks see the section below entitled “Certain Risks Associated with the Reverse Stock Split”). However, the Board believes that the benefits to the Company and our stockholders outweigh the risks and recommends that you vote in favor of granting the Board the discretionary authority to effect a reverse stock split.

Reasons for the Reverse Stock Split

On the date of the mailing of this proxy statement, our common stock was listed on the NASDAQ Stock Market under the symbol “DAEG”. The continued listing requirements of the NASDAQ Stock Market provide, among other things, that our common stock must maintain a closing bid price in excess of $1.00 per share. Our common stock has not maintained a minimum bid price of $1.00 per share since October 13, 2014. The Company was provided an initial period of 180 calendar days, or until April 14, 2015, to regain compliance; however, we were unable to regain compliance by such deadline. On June 23, 2015 the Company was notified that the NASDAQ Qualifications Panel granted the Company’s request for an extension through October 12, 2015 to evidence compliance with NASDAQ’s $1.00 minimum closing bid requirement. If we fail to achieve compliance within such time period, we may be delisted.

The Board has determined that the continued listing of our common stock on the NASDAQ Stock Market is beneficial for our stockholders. If our common stock is delisted from the NASDAQ Stock Market, the Board believes that the trading market for our common stock could become significantly less liquid, which could reduce the trading price of our common stock and increase the transaction costs of trading in shares of our common stock.

The primary purpose for effecting the reverse stock split, should the Board choose to implement one, would be to decrease the number of shares of our common stock outstanding and increase the market price of our common stock. The Board intends to effect the reverse stock split only if it believes that a decrease in the number of shares outstanding is in the best interests of the Company and our stockholders and is likely to improve the trading price of our common stock and improve the likelihood that we will be allowed to maintain our listing on the NASDAQ Stock Market. The Board believes that, should the appropriate circumstances arise, proceeding with the reverse stock split would, among other things, help us to:

●	Meet certain continued listing requirements of the NASDAQ Stock Market;
●	Appeal to a broader range of investors to generate greater investor interest in the Company; and
●	Improve the perception of our common stock as an investment security.

Certain Risks Associated with the Reverse Stock Split

Reducing the number of outstanding shares of our common stock through the reverse stock split is intended, absent other factors, to increase the per share market price of our common stock. However, other factors, such as our financial results, market conditions and the market perception of our business may adversely affect the market price of our common stock. As a result, there can be no assurance that the reverse stock split, if completed, will result in the intended benefits described above, that the market price of our common stock will increase following the reverse stock split or that the market price of our common stock will not decrease in the future. Additionally, we cannot assure you that the market price per share of our common stock after a reverse split will increase in proportion to the reduction in the number of shares of our common stock outstanding before the reverse stock split or that the market price of the post-reverse split common stock can be maintained above $1.00. Accordingly, the total market capitalization of our common stock after the reverse stock split may be lower than the total market capitalization before the reverse stock split. There also can be no assurance that our common stock will not be delisted from the NASDAQ Stock Market.

If our stockholders do not approve the Reverse Split Proposal and the minimum closing bid price of our common stock does not otherwise increase to at least $1.00 per share by October 12, 2015, we expect that our common stock will be delisted from the NASDAQ Stock Market.

Impact of the Proposed Reverse Stock Split if Implemented

The reverse stock split will affect all of our stockholders uniformly and will not affect any stockholder’s percentage ownership interests or proportionate voting power, except to the extent that the reverse stock split could result in any of our stockholders receiving cash in lieu of fractional shares. These cash payments will reduce the number of post-reverse stock split stockholders to the extent there are presently stockholders who would otherwise receive less than one share of our common stock after the reverse stock split. The other principal effects of the reverse stock split will be that:

●	the number of issued and outstanding treasury shares of our common stock will be reduced proportionately based on the final reverse stock split ratio as determined by the Board;
●	based on the final reverse stock split ratio, the per share exercise price of all outstanding option awards will be increased proportionately and the number of shares of our common stock issuable upon the exercise of all outstanding option awards and the vesting of all unvested stock units will be reduced proportionately. These adjustments will result in approximately the same aggregate exercise price being required to be paid for all outstanding option awards upon exercise, although the aggregate number of shares issuable upon the exercise of such option awards will be reduced proportionately following the reverse stock split;
●	the number of shares reserved for issuance and any maximum number of shares with respect to which equity awards may be granted to any participant under the Company’s equity-based compensation plans will be reduced proportionately based on the final reverse stock split ratio; and
●	in addition, the reverse stock split will likely increase the number of stockholders who own odd lots (less than 100 shares). Stockholders who hold odd lots may experience an increase in the cost of selling their shares and may have greater difficulty in executing sales.

Authorized Shares of Common Stock

The reverse stock split will not change the number of authorized shares of our common stock under our Amended and Restated Certificate of Incorporation (as amended, the “Certificate”). Because the number of shares of issued common stock will decrease as a result of the reverse stock split, the number of shares of common stock available for issuance will increase. The increase is due to the reduction in shares outstanding as a result of the reverse stock split without a corresponding reduction in the number of shares of common stock authorized.

Fractional Shares

Our stockholders will not receive fractional shares in connection with the reverse stock split. Instead, our transfer agent will aggregate all fractional shares and sell them as soon as practicable after the reverse stock split at the then-prevailing prices on the open market on behalf of those stockholders who would otherwise be entitled to receive a fractional share. We expect that the transfer agent would conduct the sale in an orderly fashion at a reasonable pace and that it may take several weeks to sell all of the aggregated fractional shares of our common stock. After the transfer agent’s completion of such sale, stockholders would receive a cash payment from the transfer agent in an amount equal to their respective pro rata shares of the total net proceeds of that sale.

No transaction costs will be assessed on stockholders for the cash payment. Stockholders will not be entitled to receive interest for the period of time between the effective time of the reverse stock split and the date payment is made for their fractional share interest in our common stock.

Effect on Registered and Beneficial Stockholders

Shares of common stock held in registered form (that is, stock held by you in your own name in the stock register records maintained by our transfer agent) and stock held in “street name” (that is, stock held by you through a bank, broker or other nominee) for the same investor would be considered held in separate accounts and will not be aggregated when effecting the reverse stock split. Banks, brokers or other nominees may apply their own specific procedures for processing the reverse stock split. If you hold your shares in street name through a bank, broker or other nominee, and if you have any questions in this regard, we encourage you to contact your nominee.

Effectiveness of the Reverse Stock Split

The reverse stock split, if approved by our stockholders, will become effective upon the filing with the Secretary of State of the State of Delaware of the Certificate Amendment in substantially the form attached to this proxy statement as Annex A. The exact timing of the filing of the Certificate Amendment will be determined by the Board based upon its evaluation of when such action will be most advantageous to the Company and our stockholders. The Board reserves the right, notwithstanding stockholder approval and without further action by our stockholders, to elect not to proceed with the reverse stock split if, at any time prior to filing such Certificate Amendment, the Board, in its sole discretion, determines that it is no longer in the best interests of the Company and our stockholders.

Effect on “Book-Entry” Stockholders of Record

Our stockholders of record may hold some or all of their shares electronically in book-entry form. These stockholders will not have stock certificates evidencing their ownership of our common stock. They are, however, provided with a statement reflecting the number of shares of common stock registered in their accounts.

If you hold registered shares of pre-reverse split common stock in a book-entry form, you do not need to take any action to receive your shares of post reverse-split common stock in registered book-entry form, if applicable. A transaction statement will automatically be sent to your address of record as soon as practicable after the effective time of the reverse stock split indicating the number of shares of post reverse-split common stock you hold.

Effect on Registered Certificated Shares

Some stockholders of record hold their shares of our pre-reverse split common stock in certificate form or a combination of certificate and book-entry form. If any of your shares of our common stock are held in certificate form, you will receive a transmittal letter from the Company’s transfer agent as soon as practicable after the effective time of the reverse stock split, if any. The transmittal letter will be accompanied by instructions specifying how to exchange your certificate representing the pre-reverse split common stock for a statement of holding or a certificate of post reverse-split common stock.

STOCKHOLDERS SHOULD NOT DESTROY ANY STOCK CERTIFICATE(S) AND SHOULD NOT SUBMIT ANY CERTIFICATE(S) UNTIL REQUESTED TO DO SO.

Appraisal Rights

Under the Delaware General Corporation Law, our stockholders are not entitled to appraisal or dissenters’ rights with respect to the reverse stock split, and we will not independently provide our stockholders with any such rights.

Accounting Matters

The Certificate Amendment will not affect the par value of our common stock per share, which will remain $0.001 par value per share. If implemented, the reverse stock split will reduce the stated capital on our balance sheet. The stated capital is equal to the number of shares outstanding multiplied by the par value. In addition, the Company’s additional paid-in capital reflected on our balance sheet will increase by the amount by which the stated capital is reduced. The Stockholders’ equity will, in the aggregate, remain unchanged. Reported per share net income or loss will be higher because there will be fewer shares of common stock outstanding. In future financial statements, per share net income or loss and other per share amounts for periods ending before the reverse stock split would be restated to give retroactive effect to the reverse stock split.

Material United States Federal Income Tax Consequences of the Reverse Stock Split

The following discussion is for information purposes only and is not intended as tax or legal advice. Each stockholder should seek advice based on his, her or its particular circumstances from an independent tax advisor.

The following discussion describes the anticipated material United States federal income tax consequences to “U.S. holders” (as defined below) of Daegis common stock relating to the reverse stock split. This discussion is based upon the Internal Revenue Code of 1986, as amended (the “Code”), Treasury Regulations promulgated thereunder, judicial authorities, published positions of the Internal Revenue Service (“IRS”), and other applicable authorities, all as currently in effect and all of which are subject to change or differing interpretations (possibly with retroactive effect). We have not obtained a ruling from the IRS or an opinion of legal or tax counsel with respect to the tax consequences of the reverse stock split, and there can be no assurance the IRS will not challenge the statements set forth below or that a court would not sustain any such challenge.

For purposes of this discussion, the term “U.S. holder” means a beneficial owner of Daegis common stock that is for United States federal income tax purposes:

(i)	an individual citizen or resident of the United States;
(ii)	a corporation (or other entity treated as a corporation for U.S. federal income tax purposes) organized under the laws of the United States, any state or the District of Columbia;
(iii)	an estate with income subject to United States federal income tax regardless of its source; or
(iv)	a trust that (a) is subject to primary supervision by a United States court and for which United States persons control all substantial decisions or (b) has a valid election in effect under applicable Treasury Regulations to be treated as a United States person.

This discussion assumes that a U.S. holder holds Daegis common stock as a capital asset within the meaning of Code Section 1221. This discussion does not address all of the tax consequences that may be relevant to a particular Daegis stockholder or to Daegis stockholders that are subject to special treatment under United States federal income tax laws including, but not limited to, financial institutions, tax-exempt organizations, insurance companies, regulated investment companies, persons that are broker-dealers, traders in securities who elect the mark-to-market method of accounting for their securities, or Daegis stockholders holding their shares of Daegis common stock as part of a “straddle,” “hedge,” “conversion transaction” or other integrated transaction. In addition, this discussion does not address other United States federal taxes (such as gift or estate taxes or alternative minimum taxes), the tax consequences of the reverse stock split under state, local or foreign tax laws or certain tax reporting requirements that may be applicable with respect to the reverse stock split.

If a partnership (or other entity treated as a partnership for United States federal income tax purposes is a Daegis stockholder, the tax treatment of a partner in the partnership or any equity owner of such other entity will generally depend upon the status of the person and the activities of the partnership or other entity treated as a partnership for United States federal income tax purposes.

Tax Consequences of the Reverse Stock Split Generally

We believe that the reverse stock split should qualify as a “recapitalization” under Section 368(a)(1)(E) of the Code:

●	Accordingly, subject to the discussion below concerning the treatment of the receipt of cash payments instead of receipt of fractional shares, a U.S. holder will not recognize any gain or loss as a result of the reverse stock split.
●	A U.S. holder’s aggregate tax basis in its post-reverse stock split shares will be equal to the aggregate tax basis in the pre-reverse stock split shares exchanged therefor.
●	A U.S. holder’s holding period for the post-reverse stock split shares will include the period during which such stockholder held the pre-reverse stock split shares surrendered in the reverse stock split.

Treasury Regulations promulgated under the Code provide detailed rules for allocating the tax basis and holding period of the shares of our common stock surrendered to the shares of our common stock received pursuant to the reverse stock split. Holders of shares of our common stock who acquired their shares on different dates and at different prices should consult their tax advisors regarding the allocation of the tax basis and holding period of such shares among their post-reverse stock split shares. The receipt of a cash payment instead of receipt of a fractional share interest will result in a recognition of a capital gain or capital loss for United States federal income tax purposes. The deductibility of any capital loss is subject to limitations.

Required Vote

Assuming the presence of a quorum at the Annual Meeting, the foregoing proposal requires the affirmative vote of the holders of a majority in voting power of our common stock entitled to vote thereon.

THE BOARD RECOMMENDS THAT
YOU VOTE FOR PROPOSAL 4.

OTHER INFORMATION YOU NEED TO MAKE AN INFORMED DECISION

Directors

Name	Age	Position
Steven D. Whiteman	64	Independent Director, Chairman of the Board
Timothy P. Bacci	56	Director, President and Chief Executive Officer
Robert M. Bozeman	66	Independent Director
Richard M. Brooks	61	Independent Director
Darrell B. Montgomery	54	Independent Director

Steven D. Whiteman has served as a Director of the Company since May 1997. In August 2004, he was appointed Chairman of the Board. Mr. Whiteman previously served as the President and Chief Executive Officer (“CEO”) of Intesource, an Internet based e-procurement company. From June 2000 to May 2002, he worked as an independent consultant. From May 1993 until June 2000, Mr. Whiteman served as President of Viasoft, Inc. (“Viasoft”), a publicly-traded software products and services company. From February 1994 to June 2000, Mr. Whiteman also served as CEO and Director of Viasoft, and from April 1997 to June 2000, he served as Chairman of the Board of Directors. He is also a Director of Intesource and Trax Technology. Mr. Whiteman holds a B.A. degree in Business Administration from Taylor University and an M.B.A. from the University of Cincinnati.

Mr. Whiteman’s qualifications to serve on the Board include, among other skills and qualifications, his prior experience as a CEO of technology companies, his service on other corporate boards, as well as his extensive knowledge about the Company gained from his tenure as a board member dating back to 1997.

In addition to serving as our Chairman of the Board, Mr. Whiteman currently serves on our Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee.

Timothy P. Bacci joined the Board in August 2009, following our acquisition of AXS-One Inc., where he was a member of their board. He was appointed Executive Chairman in 2012, our Interim CEO in January 2013 and was later appointed President and CEO in September 2014. Mr. Bacci is the co-founder of BlueLine Partners, a strategic opportunities fund which had more than $100 million in assets invested in small, publicly-traded, and undervalued healthcare and IT companies. Since December 2004, he has been a Managing Partner at BlueLine Partners. Prior to BlueLine Partners, he spent 15 years in executive positions for software companies, including serving as Chairman and interim CEO of Instant802 Networks and CEO of siteROCK Corp. He was a co-founder of Vicinity Corporation, which had a successful public offering in 2000 and was acquired by Microsoft in 2002. Additionally, he has served as a consultant to several early-stage technology companies addressing areas relating to corporate strategy and executive recruiting. Mr. Bacci holds a B.S. in Engineering from the United States Naval Academy and served as an officer on active duty in the U.S. Navy as a fighter pilot.

Mr. Bacci’s qualifications to serve on the Board include, among other skills and qualifications, his significant management and executive experience in the software industry, his experience in providing consulting services relating to corporate strategy and executive recruiting, his experience gained in evaluating and investing in healthcare and IT companies as a co-founder of BlueLine Partners and his experience serving on other corporate boards.

Robert M. Bozeman was appointed Director in January of 2008. Mr. Bozeman currently serves as an investor and/or advisor to companies in Silicon Valley. His experience includes business operations, venture capital investment, and capital markets and mergers and acquisitions. He previously served in the capacities of CEO and board member for a variety of software, information services and computer supplier companies. From November 1997 through December 2003, Mr. Bozeman was General Partner of Angel Investors LP for both its Fund I and Fund II. Investments by the firm included Ask Jeeves, Brightmail, Google, Opsware, and PayPal. In addition, many of Angel Investors LP investments became successful acquisitions, including AOL’s acquisition of Spinner, Microsoft’s acquisitions of eQuil, MongoMusic and Vacation Spot and Sybase’s acquisition of AvantGo!. Mr. Bozeman is currently an investor, on the board and/or is an advisor to DigitalML, DocBox, Nantero, Nueon, Phunware, PocketPoints, Rimidi Diabetes and SupportPay. In this capacity, Mr. Bozeman often operates through Eastlake Ventures, LLC (his family office). Mr. Bozeman is also a General Partner of Northern California Investment Fund and Northern California Investment Fund II.

His qualifications to serve on the Board include, among other skills and qualifications, his significant management and executive experience in a variety of technology companies, his service on other corporate boards and his extensive experience gained in evaluating and investing in companies as a General Partner of Angel Investors LP and the Northern California Investment Funds.

Mr. Bozeman currently serves on our Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee.

Richard M. Brooks has served as a Director of the Company since August 2005. Since January 2011, Mr. Brooks has been the Executive Vice President and Chief Financial Officer (“CFO”) of Composite Technology International, Inc., a manufacturer of building products. From September 2006 to December 2010, Mr. Brooks was a partner with Tatum, a national executive services consulting company, which is a wholly-owned subsidiary of SFN Group. With Tatum, Mr. Brooks acted as the project lead on a variety of consulting assignments, including acting as the interim CFO for Pixelworks, a publicly-traded semi-conductor company. Mr. Brooks previously served as CEO for VantageMed Corporation, a public company, from April 2002 to December 2004. In addition, Mr. Brooks served as a Director of VantageMed Corporation from March 2001 to January 2005 and was appointed Chairman of that board in May of 2002. Mr. Brooks received a B.S. in Business Administration from Oregon State University.

Mr. Brook’s qualifications to serve on the Board include, among other skills and qualifications, his significant management and executive experience with public companies and his extensive experience in providing financial consulting services to a variety of companies, including publicly-traded companies.

Mr. Brooks currently serves on our Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee.

Darrell B. Montgomery was appointed as a Director in April 2015. Mr. Montgomery brings nearly 25 years in operational management, technology sales, mergers and acquisitions and consulting to the Company. He began his business career at Gemini Consulting as a senior consultant leading client teams in telecommunications, computer services, banking and retail in both the United States and Europe. Next, Mr. Montgomery spent 20 years at Perot Systems, which is now Dell Services. At Perot’s Management Consulting Group, he worked with large enterprises as well as small companies principally focused on strategy and IT infrastructure needs. Mr. Montgomery also served as Director of Operations, Global Software Solutions and held a senior role in the Commercial Solutions Group and then served as an Executive Director in charge of establishing and leading the private equity channel. Mr. Montgomery earned a B.S. in Engineering, with Distinction, from the U.S. Naval Academy and an MBA from Harvard Business School. He formerly served on active duty as a United States Marine Corps Officer.

His qualifications to serve on the Board include, among other skills and qualifications, his significant management and executive experience in the technology industry and his broad range of management experiences.

Mr. Montgomery currently serves on our Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee.

No nominee has any family relationship with any other nominee or with any of the Company’s executive officers.

CORPORATE GOVERNANCE

The Board

Our business is managed under the direction of the Board. The Board currently consists of 5 members. The names of our Board members, their professional experience and attributes are described above under the caption “OTHER INFORMATION YOU NEED TO MAKE AN INFORMED DECISION – Directors.”

Board Leadership Structure

The Board has determined that the positions of Chairman of the Board and CEO should be held by different individuals. In addition, the Board believes that the Chairman should not be an employee of the Company. Since August 2004, the Board has been led by Mr. Steven D. Whiteman, an independent non-executive chairman. The Chairman of the Board is responsible for coordinating the Board’s activities, including the scheduling of meetings of the full Board, scheduling executive sessions of the non-employee Directors (“Independent Directors”) and setting relevant items on the agenda (in consultation with the CEO as necessary or appropriate). The CEO is responsible for setting the strategic direction for the Company and the day to day leadership and performance of the Company. The Board believes this leadership structure has enhanced the Board’s oversight of and independence from Company management, the ability of the Board to carry out its roles and responsibilities on behalf of our stockholders, and our overall corporate governance.

Attendance at Board Meetings

Each of the current Directors attended at least 75% of both the aggregate meetings of the Board and its committees held, during periods in which that Director served on the Board and those committees. During our last fiscal year, a total of 14 meetings, of which 10 were telephonic, of the Board were held. Directors are encouraged to attend our Annual Meeting of Stockholders. No Directors attended our 2014 Annual Meeting of Stockholders.

Communication with the Board

Stockholders who wish to communicate with the Board or an individual Director may send a written communication to the Board or such Director c/o Daegis Inc., 600 E. Las Colinas Blvd., Suite 1500, Irving, Texas 75039, Attn: Corporate Secretary. Each communication must set forth the name and address of the stockholder on whose behalf the communication is sent and the number of shares of Company common stock that are owned beneficially by such stockholder as of the date of the communication. Each communication will be reviewed by our Corporate Secretary to determine whether it is appropriate for presentation to the Board or such Director, as applicable. Examples of inappropriate communications include advertisements, solicitations or hostile communications. Communications determined by the Corporate Secretary to be appropriate for presentation to the Board or such Director will be submitted to the Board or such Director, as applicable, on a periodic basis.

Role of the Board in Risk Oversight

The Board oversees our processes to manage risk at the Board and senior management levels. The Board delegates much of this responsibility to the Audit Committee. Under its charter, the Audit Committee discusses with management the Company’s major financial risk exposures and steps management has taken to limit, monitor or control such exposure. While the Board and Audit Committee oversee our Company’s risk management, our senior management is responsible for the development, implementation, and maintenance of our risk management processes and provides periodic reports to the Board and its committees, as appropriate, on its assessment of strategic, operational, legal and compliance, and financial reporting risks to the Company. The Board and its committees, as appropriate, review and consider the management reports provided on the Company’s enterprise risk and risk management strategy.

Committees of the Board

Our Board has 3 standing committees: Nominating and Corporate Governance Committee, Audit Committee, and Compensation Committee. The Board also has a special committee, the Capital Markets/Mergers & Acquisition Committee, which conducts business on an as-needed basis. Each of our Independent Directors is a member of all of our standing committees. These committees devote attention to specific subjects and to assist our Board in discharging its business and risk oversight and governance responsibilities. Each standing committee’s charter is available on our website at www.daegis.com/about/investor-relations/corporate-governance.

Nominating and Corporate Governance Committee

Our Nominating and Corporate Governance Committee chair is Steven D. Whiteman. The Board has determined that each member of the Nominating and Corporate Governance Committee qualifies as “independent” in accordance with the NASDAQ Listing Rules. Under its charter, the primary responsibilities include: (i) identifying individuals qualified to become Board members; (ii) selecting, or recommending to the Board, director nominees for each election of Directors; (iii) developing and recommending to the Board criteria for selecting qualified director candidates; (iv) considering committee member qualifications, appointment and removal; (v) recommending corporate governance principles, codes of conduct and compliance mechanisms applicable to the Company; and (vi) providing oversight in the evaluation of the Board and each committee. As described below, the Nominating and Corporate Governance Committee will consider nominees recommended by stockholders. Stockholders who wish to recommend nominees for Director should submit such recommendations to the Corporate Secretary of the Company at our corporate office located at 600 E. Las Colinas Blvd, Suite 1500, Irving, TX 75039. Nominee recommendations to the Board from stockholders are considered under the same criteria as a nominee recommended by the Board.

In identifying candidates for membership on the Board, the Nominating and Corporate Governance Committee takes into account all factors it considers appropriate, which may include strength of character, conflict of interest, maturity of judgment, career specialization, relevant skills, diversity and the extent to which a particular candidate would fill a present need on the Board. The Nominating and Corporate Governance Committee does not have a formal policy with regard to the consideration of diversity in identifying director nominees. When identifying director nominees, the Committee considers general principles of diversity, and does so in the broadest sense. At a minimum, Director nominees must have unimpeachable character and integrity, sufficient time to carry out their duties, the ability to read and understand financial statements, experience at senior levels in areas relevant to the Company and consistent with the objective of having a diverse and experienced Board, the ability and willingness to exercise sound business judgment, the ability to work well with others and the willingness to assume the responsibilities required of a Director of the Company.

Each nominee for Director named herein was recommended to the Company by the Nominating and Corporate Governance Committee.

The Nominating and Corporate Governance Committee met twice during fiscal 2015.

Audit Committee

Our Audit Committee chair is Richard M. Brooks. The Board has determined that each of the members of our Audit Committee is “independent,” as defined under and required by the federal securities laws and the NASDAQ Listing Rules. The Board has determined that Mr. Brooks qualifies as an “audit committee financial expert” under the federal securities laws and that each member of the Audit Committee has the “financial sophistication” required under the NASDAQ Listing Rules.

Our Audit Committee oversees the accounting and financial reporting processes of our Company, related controls, and oversees the external audit processes on behalf of the Board. The Audit Committee also assists the Board in fulfilling its oversight responsibilities by reviewing the financial information that is provided to stockholders and others, and the Company’s system of internal and external controls regarding finance, accounting, legal compliance and ethics. The Audit Committee oversees the independent auditors, including their independence and objectivity. However, the committee members are not acting as professional accountants or auditors, and their functions are not intended to duplicate or substitute for the activities of management and the independent auditors. The Audit Committee is empowered to retain independent legal counsel and other advisors as it deems necessary or appropriate to assist the Audit Committee in fulfilling its responsibilities, and to approve the fees and other retention terms of the advisors.

The Audit Committee met on eight occasions, of which four were telephonic, during fiscal 2015.

Compensation Committee

Until his date of resignation, Tery R. Larrew served as the Chairman of our Compensation Committee. On April 9, 2015, the Board appointed Robert M. Bozeman as our Compensation Committee chair. The Board has determined that each member of the Compensation Committee qualifies as “independent,” as defined under and required by the federal securities laws and the NASDAQ Listing Rules. The Compensation Committee establishes and reviews the Company’s overall management compensation philosophy and policies.

The Compensation Committee operates under a written charter which establishes the primary responsibilities as follows:

●	Directly review and approve corporate goals and objectives relevant to the compensation of the Company’s CEO and other executive officers, including annual and long-term performance goals and objectives;
●	Evaluate the performance of the Company’s CEO and other executive officers in light of those goals and objectives; and determine and approve the compensation of the CEO and other executive officers based on that evaluation, including incentive-based cash compensation and equity-based compensation;
●	Review and authorize any employment, compensation, benefit or severance agreement with any executive officer (and any amendments or modifications thereto);
●	Administer and oversee any equity-based stock awards under our stock compensation plans or programs as to which the Board has delegated such responsibility to the Committee; and
●	Review and make recommendations to the Board with respect to the Company’s overall director compensation philosophy and policies.

The Compensation Committee has in the past, and may in the future, delegate authority to review and approve the compensation of our employees to certain of our executive officers, including with respect to stock option grants issued under our Stock Option Plan. Even where the Compensation Committee has not delegated authority, our executive officers typically make recommendations to the Compensation Committee regarding compensation to be paid to our employees and the size of stock options and stock grants.

In its sole discretion, the Compensation Committee has the authority to retain a compensation consultant. During fiscal 2015, the Compensation Committee consulted with Compensia, Inc., an executive compensation advisory services firm, with regard to the compensation related to the appointment of Timothy P. Bacci as CEO. In the first quarter of fiscal 2016, the Compensation Committee engaged Compensia to provide a competitive assessment of the Company’s current and projected executive cash compensation.

The Compensation Committee met on four occasions during fiscal 2015.

Compensation Committee Interlocks and Insider Participation

During fiscal 2015, the Compensation Committee was composed entirely of Independent Directors. None of the members of the Compensation Committee is or was, during fiscal 2015 or previously, an officer or employee of our Company and none had any relationship requiring disclosure under Item 404 of the SEC’s Regulation S-K. During fiscal 2015, none of our executive officers served as a member of a board of directors or compensation committee of any other entity that had one or more executive officers serving as a member of the Board or our Compensation Committee.

Code of Ethics

The Board has adopted a Code of Ethics for Senior Officers (the “Code”) that establishes the standards of ethical conduct applicable to all Directors, officers and employees of our Company, including our CEO and senior financial officials. It is available on our website at www.daegis.com/about/investor-relations/corporate-governance. The Code affirms that we expect all Directors and employees to uphold our standards of ethical behavior and compliance with the law and to avoid conflicts of interest between the Company and their personal and professional affairs. It establishes procedures for the confidential reporting of suspected violations of the Code. It also sets forth procedures to receive, retain, and treat complaints received regarding accounting, internal accounting controls, auditing or compliance matters and to allow for the confidential and anonymous submission by employees of concerns regarding questionable accounting, auditing or compliance matters. Our Code of Ethics for Senior Officers also addresses conflicts between the interests of our Directors or officers and our Company or its stockholders. The Audit Committee is responsible for applying and interpreting the Code in situations where questions are presented to it. Any waiver of our Code of Ethics for Senior Officers must be approved by the Audit Committee, or the Board, as applicable, and in compliance with applicable law.

COMPENSATION OF DIRECTORS

Each Independent Director receives an annual cash retainer and may receive an annual stock option grant. The compensation for each Independent Director is assessed by the other members of the Board and is generally based upon the degree and quality of his/her participation in Board activities. For the year ended April 30, 2015, 10,000 options to purchase shares of our common stock were awarded to Darrell B. Montgomery as a new Director. No other options to purchase shares of our common stock were awarded during the year ended April 30, 2015. The Company reimburses expenses for the Directors' attendance at board and committee meetings. A summary of the compensation for each Independent Director is included on the following table.

	Based Upon	Annual Amount	How Paid
Annual Cash Retainer (1)	Board participation	$25,000 in cash	$6,250 per quarter

	Committee participation	$11,000 in cash	$2,750 per quarter

Stock Option Grant (2)	Board determination of award	Up to 12,500	An option to purchase the
	to be made pursuant to the	shares of common stock	Company’s common stock
	2010 Stock Option Plan		at fair market value at the
date of grant with a one-
year vesting period (vesting
monthly)

(1)	Directors receive compensation for their participation or to chair a committee. These payments are paid in four quarterly payments. In addition to the fees paid for Board and committee participation, the Chairman of the Board is paid $7,000 annually; the Chairmen of the Audit and Compensation Committees are paid $4,000 annually; and the Chairman of the Nominating and Corporate Governance Committee is paid $2,000 annually.

(2)	Directors can receive an annual stock option grant of up to 12,500 shares of Daegis common stock. Eligibility is determined by the Board and is based on several factors, including the financial performance of the Company, the Director’s personal contribution to the Company and any other relevant factors or events. The stock option grant, if any, has historically been made in May of each year and the exercise price is equivalent to the fair market value of the stock at the time of the option grant. Any such option grant will vest monthly over a period of 12 months.

The Board reviews the composition of the committees on a regular basis and may from time-to-time, make a determination that changes in the members serving on each committee, or modifications for the compensation for work effort involved, may be warranted.

Director Compensation Table

The following table sets forth certain information with respect to our Independent Director compensation during the fiscal year ended April 30, 2015.

	Fees Earned or	Stock	Option
Name	Paid in Cash	Awards	Awards
Robert M. Bozeman	$36,000	-	-
Richard M. Brooks	$40,000	-	-
Tery R. Larrew (1)	$40,000	-	-
Darrell B. Montgomery (2)	-	-	10,000
Steven D. Whiteman	$45,000	-	-

(1)	The Board accepted Mr. Larrew’s resignation on April 9, 2015.

(2)	On April 9, 2015, the Board appointed Mr. Montgomery as a Director to fill the vacancy on the board until the Company’s next Annual Meeting of Stockholders.

Director Outstanding Equity Awards at April 30, 2015

The following table summarizes the outstanding equity award holdings by non-employee Directors which vest monthly over 12 months from the grant date.

	Number of	Number of
	Securities	Securities
	Underlying	Underlying
	Unexercised	Unexercised	Option	Option	Option
	Options	Options	Exercise	Grant	Expiration
Executive	(Exercisable)	(Unexercisable)	Price	Date	Date
	(#)	(#)	($)
Steven D. Whiteman	7,000	-	2.10	3/10/2006	3/10/2016
	2,000	-	2.55	5/1/2007	5/1/2017
	5,000	-	6.40	5/2/2008	5/2/2018
	6,500	-	2.60	5/5/2009	5/5/2019
	10,000	-	3.56	5/4/2010	5/4/2020
	5,000	-	2.90	5/2/2011	5/2/2021
	7,500	-	1.92	7/1/2011	7/1/2021
	12,500	-	1.40	5/1/2012	5/1/2022

Robert M. Bozeman	4,000	-	6.25	1/14/2008	1/14/2018
	5,000	-	6.40	5/2/2008	5/2/2018
	6,500	-	2.60	5/5/2009	5/5/2019
	10,000	-	3.56	5/4/2010	5/4/2020
	5,000	-	2.90	5/2/2011	5/2/2021
	7,500	-	1.92	7/1/2011	7/1/2021
	12,500	-	1.40	5/1/2012	5/1/2022

Richard M. Brooks	5,000	-	1.80	8/1/2005	8/1/2015
	2,000	-	2.55	5/1/2007	5/1/2017
	5,000	-	6.40	5/2/2008	5/2/2018
	6,500	-	2.60	5/5/2009	5/5/2019
	10,000	-	3.56	5/4/2010	5/4/2020
	5,000	-	2.90	5/2/2011	5/2/2021
	7,500	-	1.92	7/1/2011	7/1/2021
	12,500	-	1.40	5/1/2012	5/1/2022

Tery R. Larrew	2,000	-	2.55	5/1/2007	5/1/2017
	5,000	-	6.40	5/2/2008	5/2/2018
	6,500	-	2.60	5/5/2009	5/5/2019
	10,000	-	3.56	5/4/2010	5/4/2020
	5,000	-	2.90	5/2/2011	5/2/2021
	7,500	-	1.92	7/1/2011	7/1/2021
	12,500	-	1.40	5/1/2012	5/1/2022

Darrell B. Montgomery	-	10,000	0.83	4/9/2015	4/8/2025

Indemnification of Officers and Directors

Our Certificate limits the liability of our Directors to the maximum extent permitted by Delaware law. Delaware law provides that a corporation’s certificate of incorporation may contain a provision eliminating or limiting the personal liability of a Director for monetary damages for breach of their fiduciary duties as Directors, except for liability for: (i) any breach of their duty of loyalty to the corporation or its stockholders; (ii) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (iii) unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the Delaware General Corporation Law; or (iv) any transactions from which the Director derived an improper personal benefit. Our Bylaws call for us to indemnify our Directors, executive officers, and trustees to the fullest extent permitted by law. We believe that such indemnification covers negligence and gross negligence. Our Bylaws also permit us to secure insurance on behalf of any executive officer, Director, employee or other agent for any liability arising out of his or her actions in such capacity (subject to certain exclusions), regardless of whether the Bylaws permit indemnification.

EXECUTIVE OFFICERS

The following table sets forth certain information concerning our executive officers as of April 30, 2015.

			Executive Officer
Executive	Current Position with Company	Age	Since
Timothy P. Bacci	President and Chief Executive Officer	56	2013

Susan K. Conner	Chief Financial Officer and Chief Operating Officer	51	2013

Frank Verardi	Vice President and General Manager, Gupta Technologies and	66	2001
	Composer Technologies

Timothy P. Bacci has served as our CEO since January 2013. He brings more than 20 years of executive experience in private and publicly traded companies. He joined the Board in 2009 and was appointed Executive Chairman in 2012, our Interim CEO in January 2013 and was later appointed President and CEO in September 2014. Mr. Bacci is the co-founder of BlueLine Partners, a strategic opportunities fund which had more than $100 million in assets invested in small, publicly-traded, and undervalued healthcare and IT companies. Since 2004, he has been a Managing Partner of BlueLine. Prior to BlueLine, he served in executive positions for software companies, including serving as Chairman and Interim CEO of Instant802 Networks and CEO of siteROCK Corp. He was a co-founder of Vicinity Corporation, which had a successful public offering in 2000 and was subsequently acquired by Microsoft in 2002. Additionally, he has served as a consultant to several early stage technology companies addressing areas relating to corporate strategy and executive recruiting. Mr. Bacci holds a bachelor’s degree of science in engineering from the United States Naval Academy and served as an officer on active duty in the U.S. Navy as a fighter pilot.

Susan K. Conner was appointed as our CFO in May 2013 and assumed the additional role of Chief Operating Officer in June 2015. Ms. Conner is responsible for strategic financial oversight, professional services, and customer support operations for the Company. With more than 25 years in executive leadership positions she excels at helping companies plan and execute business strategies and navigate through significant change. Previously, Ms. Conner was the CFO of Zix Corp., a publicly traded Software as a Service (“SaaS”) company from October 2008 to August 2010. Prior to Zix Corp., Ms. Conner was the CFO of Pegasus Solutions, Inc., from May 2001 to November 2006, where she had oversight of the global financial functions and was responsible for the operations and support teams for two financial product offerings. Through May 2001, Ms. Conner was a Business Assurance Partner for PricewaterhouseCoopers (“PwC,”) advising companies on process improvement, change management and business strategy as they worked through start-up issues, high growth strategies, IPOs and merger and acquisitions. Prior to joining the Company, she had most recently worked as an independent advisor to privately-held companies on a variety of transactional, strategic, and financial leadership engagements. Ms. Conner is a licensed Certified Public Accountant and holds a bachelor’s degree in business administration and accounting from the University of Texas at Austin.

Frank Verardi served as the Vice President and General Manager, Gupta Technologies and Composer Technologies from April 2011 to May 2015 and was responsible for driving worldwide sales and the day-to-day operations for the application development, database and migration business. From May 2007 through April 2011, Mr. Verardi was the Vice President of Sales for the Americas and Asia Pacific regions. From May 2005 to April 2007, he served as Vice President and General Manager where he oversaw the sales and marketing for the Company’s technology products. From June 2003 to April 2005, he served as Vice President of Technical Services, and from May 2001 to May 2003, he served as Vice President of Worldwide Sales and Marketing. Prior to these positions, Mr. Verardi served in various management positions, including Vice President of Worldwide Professional Services, Vice President of Worldwide Product Delivery and Customer Support, and Director of Client Services. Mr. Verardi joined the Company in August 1988. Prior to that, Mr. Verardi held various positions with Computer Sciences Corporation, including Director of Commercial Professional Services. Mr. Verardi received a bachelor’s degree in computer science from California State University, Chico.

There are no family relationships among any of the Company’s executive officers and Directors.

SUMMARY OF OUR FISCAL YEAR 2015 EXECUTIVE COMPENSATION

General

The Board’s Compensation Committee oversees the cash and non-cash compensation programs, as well as benefit programs applicable to our executive officers and Directors. Our Compensation Committee is composed entirely of Independent Directors.

The Compensation Committee is responsible for establishing and approving our policies governing the compensation for our executive officers, after discussion with our CEO as to his direct reports. Consistent with NASDAQ requirements, our CEO’s compensation is determined solely by the Independent Directors, and the CEO does not participate in those discussions or decisions.

We provide what we believe is a competitive total compensation package to our executive management team through a combination of base salary, an annual cash incentive plan, a long-term equity incentive compensation plan (“LTI”) and broad-based benefits programs. We place emphasis on pay for performance-based incentive compensation programs, which make payments when certain Company earnings or revenue goals are achieved. This Summary of Our Fiscal Year 2015 Executive Compensation explains our compensation philosophy, policies and practices with respect to our CEO, and our two most highly compensated officers as of our fiscal year end (collectively, “named executive officers,” or “NEOs”).

The Objectives of Our Executive Compensation Program

The primary goals of the Compensation Committee with respect to executive compensation are to attract and retain the most talented and dedicated executives possible, to tie annual and long-term cash and equity incentives to achievement of specified performance objectives, and to align executives’ incentives with stockholder value creation. To achieve these goals, the Compensation Committee intends to implement and maintain compensation plans that tie a substantial portion of the executives’ overall compensation to our financial and operational performance, as measured by metrics such as total revenue, revenue growth and profitability. The Compensation Committee evaluates individual executive performance with a goal of setting compensation at levels the Compensation Committee believes are comparable with executives in other companies of similar size and stage of development operating in the software industry while taking into account our relative performance and strategic goals.

We use the following principles to guide our decisions regarding executive compensation:

Allocation between long-term and short-term compensation.

The short-term compensation we currently pay consists of base salary and annual cash incentive compensation. The long-term compensation consists entirely of stock awards or stock options pursuant to our 2010 Stock Option Plan. The allocation between long-term and short-term compensation is based on an analysis of how the enterprise software industry and companies of similar size in the general technology market use long-term incentives and short-term cash compensation to pay their executive officers.

Allocation between cash and non-cash compensation.

It is our intent to allocate all short-term compensation in the form of cash and all long-term compensation in the form of stock awards and/or stock options to purchase our common stock. We consider competitive market analyses when determining the allocation between cash and non-cash compensation.

Provide compensation opportunities targeted at market median levels.

To attract and retain executives with the ability and the experience necessary to lead us and deliver strong performance to our stockholders, we strive to provide a total compensation package that is competitive with total compensation provided by our industry peer group. We benchmark our salary and target incentive levels and practices as well as our performance results in relation to a peer group of comparable general technology and enterprise software companies of similar size in terms of revenue and market capitalization. We target base salaries and total cash compensation to approximate the market median (50th percentile) compensation level after taking into account individual responsibilities, performance and experience. See “Market Assessment of Executive Compensation” below.

Require financial performance goals to be achieved in order for 80% of annual incentive compensation to be earned.

Our executive compensation program emphasizes pay for performance. Performance is measured based on the achievement of Company financial and operational performance goals established by the Board relative to the Board approved annual business plan. Our financial and operational goals are established so the attainment of these goals is not assured and will require significant effort on the part of our executives.

Offer a comprehensive benefits package to all full-time employees.

We provide a competitive benefits package to all full-time employees which includes health and welfare benefits, such as medical, dental, vision care, disability insurance, life insurance benefits, and a 401(k) Savings Plan. We have no structured executive perquisite benefits (e.g., club memberships or company vehicles) for executive officers, including the NEOs, and we currently do not provide any deferred compensation programs or supplemental pensions to any executive officer, including the NEOs.

Provide fair and equitable compensation.

We provide a total compensation program that we believe will be perceived by both our executive officers and our stockholders as fair and equitable. In addition to conducting analyses of market pay levels and considering individual circumstances related to each executive officer, we also consider the pay of each executive officer relative to each of the other executive officers and relative to other members of the management team. We have designed our total compensation program to be fair among our executive management team.

Our Executive Compensation Program Elements

Overall, our executive compensation programs are designed to be consistent with the objectives and principles set forth above. For each fiscal year, the Compensation Committee will select, in its discretion, the executive officers of the Company or its subsidiaries who are to participate in the Company’s annual incentive plans. The Compensation Committee will establish the terms and conditions applicable to any award granted under the plan and a participant will be eligible to receive an award under the plan in accordance with such terms and conditions. Awards will be paid in whole or in part in cash, common stock or other property and will generally be paid in the first quarter following completion of a given fiscal year. The basic elements of our executive compensation program are summarized below:

Base Salary. Base salaries for our executives are established based on the scope of their responsibilities, taking into account competitive market compensation paid by other companies to executives in similar positions. Consistent with our compensation philosophy, we generally believe executive base salaries should be targeted near the median of the range of salaries for executives in similar positions with similar responsibilities at comparable companies. Base salaries are reviewed periodically, and adjusted from time to time to realign salaries with market levels after taking into account individual responsibilities, performance and experience.

Incentive Compensation Plan. The Company, as approved by the Compensation Committee, maintains an annual Incentive Compensation Plan (the “Incentive Plan”) such that executives of the Company can receive an incentive compensation payment based on the achievement of pre-defined objectives. Each participant in the Incentive Plan has a target Incentive Plan opportunity for the fiscal year based on a percentage of base salary. The primary objective of the Incentive Plan is to compensate executives for achieving Company financial goals. In addition, during fiscal year 2015, the Incentive Plan included a discretionary bonus component which accounted for 20% of the NEO’s Incentive Plan opportunity. For fiscal 2015, the financial goal performance target for the executive officers was based on overall Company revenue and Adjusted EBITDA. The term Adjusted EBITDA was defined as “earnings before interest, taxes, depreciation, amortization and stock compensation expense.” For fiscal 2015, 80% of each NEO’s Incentive Compensation Plan opportunity was based upon achievement of these financial goals.

The Compensation Committee retains negative discretion to cancel, reduce, modify or eliminate performance payments under the Incentive Plan as it deems necessary. For fiscal 2015, the Company did not meet the financial goals necessary for payout under the financial portion of the Incentive Plan. In addition, the Committee determined not to award any discretionary bonus for fiscal 2015. As a result, no Incentive Plan payout was awarded for fiscal 2015.

Long-Term Equity Incentive Program. We believe long-term performance is achieved through an ownership culture that encourages such performance by our executive officers through the use of stock and stock-based awards. Our stock compensation guidelines have been established to provide certain of our employees, including our executive officers, with incentives to help align those employees’ interests with the interests of stockholders. The Compensation Committee believes that the use of stock and stock-based awards is a significant component in enabling the Company to achieve its long-term performance goals. All stock awards are made at the direction of the Compensation Committee.

Options and Stock Awards. Our 2010 Stock Plan authorizes the Compensation Committee to grant options to purchase shares of common stock to our employees, directors and consultants. Our Compensation Committee provides oversight to management in their role as the administrator of the 2010 Stock Plan. Stock option grants are made at the commencement of employment and, occasionally, following a significant change in job responsibilities or to meet other special retention or performance objectives. Stock option grants may also make up part of the annual compensation package for our named executive officers. The Compensation Committee reviews and approves stock option awards to executive officers based upon a review of competitive compensation data, its assessment of individual performance, a review of each executive’s existing long-term incentives, and retention considerations. Periodic stock option grants are made at the discretion of the Compensation Committee to eligible employees and, in appropriate circumstances, the Compensation Committee considers the recommendations of members of management. In fiscal 2015, two named executive officers were awarded a stock option grant pursuant to their respective employment agreements in the amounts indicated in the “Summary Compensation Table for Fiscal Year 2015.” No other options or stock awards were made to NEOs in fiscal 2015.

Other Compensation. In accordance with our compensation philosophy, the Compensation Committee may, in its discretion, revise, amend or authorize any changes to an executive officers’ compensation or benefits as deemed necessary.

Retirement Savings Opportunity. The Company maintains a 401(k) employee retirement savings plan. Eligible employees may contribute up to 100% of their pre-tax salary but not more than statutory limits. We match a portion of employee contributions, currently 50% of the first 6% of compensation deferred, which vests immediately. We do not provide an option for our employees to invest in our common stock in the 401(k) plan.

Health and Welfare Benefits. All full-time employees, including our named executive officers, may participate in our health and welfare benefit programs, including medical, dental and vision care coverage, disability insurance and life insurance.

Market Assessment of Executive Compensation

Our Compensation Committee determines the compensation for our CEO, including his base salary, cash bonus incentives and equity incentives. For all other executive officers, the Compensation Committee meets with our President and CEO, Mr. Bacci, who reviews each executive officer’s performance with the Compensation Committee and makes recommendations to the Compensation Committee with respect to any proposed changes to the executive’s base salary, cash bonus incentives and equity incentives. When assessing the annual compensation elements for our executive officers, the Compensation Committee considers the Company’s corporate strategy, the annual performance of the executive officer, the importance of the executive position to the Company, the existing salary and awards of the executive officer, the expected contributions to be made by the executive officer in the upcoming fiscal year and any other factors the Committee deems appropriate. The Compensation Committee also reviews the analyses and recommendations of the executive compensation consultant retained by the Compensation Committee. After considering the relevant information, the Compensation Committee establishes the annual compensation package for our executive officers.

In November 2014, the Compensation Committee consulted with Compensia, Inc. (“Compensia”), an executive compensation advisory services firm, to provide guidance with regard to the appointment of Timothy P. Bacci as CEO. In July 2015, the Compensation Committee engaged Compensia to provide guidance on current industry best practices and compensation market data for our named executive officers based on a database of companies with comparable revenue and market capitalization in our industry.

Risk Considerations

The Compensation Committee reviewed with management the design and operation of our compensation programs for all employees, including executive officers, for the purpose of determining whether such programs might encourage inappropriate risk-taking that could have a material adverse effect on the Company. After conducting its evaluation, the Compensation Committee does not believe that any of the Company’s compensation policies or practices creates risks that are reasonably likely to have a material adverse effect on the Company.

Tax Deductibility of Executive Compensation

Limitations on deductibility of compensation exist under Section 162(m) of the Code which generally limits the tax deductibility of compensation paid by a public company to its CEO and certain other highly compensated executive officers to $1 million in the year the compensation becomes taxable to the executive officer. There is an exception to the limit on deductibility for performance-based compensation that meets certain requirements. It is the policy of the Compensation Committee to periodically evaluate the qualification of compensation for exclusion from the $1 million deduction limit under Section 162(m) of the Code, while maintaining flexibility to take actions with respect to compensation that it deems to be in the interest of the Company and our stockholders which may not qualify for tax deductibility.

SUMMARY COMPENSATION TABLE FOR FISCAL YEAR 2015

The following table sets forth information for the last two years’ compensation paid to or earned during the fiscal years ended April 30, 2015 and 2014, for our President and CEO, and our two other most highly compensated executive officers:

								Non-Equity
								Incentive		All
					Stock	Option		Compensation		Other
Name and Principal Position	Year	Salary	Bonus		Awards	Awards		Plan		Compensation		Total
		(1)			(2)	(3)		(4)
Timothy P. Bacci (i)
President &	2015	$187,500	-		-	$315,142	(5)	-		$247,333	(6)	$749,975
Chief Executive Officer	2014	-	-		-	-		-		$406,000	(6)	$406,000

Susan Conner (ii)
Chief Financial Officer &	2015	$270,000	-		-	$58,229	(7)	-		$5,450	(8)	$333,679
Chief Operating Officer	2014	$251,654	$23,200	(9)	-	$72,945	(10)	$16,100	(11)	$5,063	(8)	$368,962

Frank Verardi (iii)
Vice President & General	2015	$182,083	-		-	-		-		$5,308	(8)	$186,377
Manager, Gupta	2014	$182,083	$15,900	(12)	-	-		$40,500	(13)	$4,294	(8)	$242,777
Technologies and
Composer Technologies

(i)	Mr. Bacci was appointed the Interim CEO in January 2013 and later appointed President & CEO in September 2014.

(ii)	Ms. Conner was appointed in May 2013, and later assumed the role of COO in June 2015.

(iii)	In May 2015, Mr. Verardi retired from the Company.

(1)	Includes amounts, if any, deferred at the named executive officer’s election under our 401(k) Savings Plan.

(2)	No stock awards have been granted in the last two fiscal years.

(3)	The amounts in this column equal the grant date fair value of each award as computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718 – Stock Compensation. A discussion of the assumptions used in calculating the grant date fair value of these stock options can be found in Note 9 to the Consolidated Financial Statements in the Company’s Annual Report on Form 10-K for the fiscal year ended April 30, 2015 under the heading “Stock-Based Compensation.” Amounts shown reflect accounting expenses and do not reflect whether the recipient has actually realized a financial benefit from the awards.

(4)	Represents incentive compensation earned and paid pursuant to the Company’s Incentive Compensation Plan. In November 2013, the Compensation Committee determined that, based on the significant realignment changes taking place in the Company and performance to date, the Adjusted EBITDA performance goals should be reduced, but that the revenue goals would remain unchanged.

(5)	Represents stock options for 655,378 shares granted on December 10, 2014.

(6)	Represents the amounts paid for Interim CEO consulting fees to Mr. Bacci.

(7)	Represents stock options for 81,922 shares granted on May 28, 2014.

(8)	Represents the Company’s matching contributions under its 401(k) Savings Plan.

(9)	Ms. Conner earned a $23,200 discretionary payment pursuant to the Company’s 2014 Incentive Compensation Plan.

(10)	Represents stock options for 150,000 shares granted on May 29, 2013.

(11)	Ms. Conner earned an Annual Incentive Award equal to $16,100. This reflected achievement of 0% of the corporate revenue target and 43% of the corporate Adjusted EBITDA target, and the Compensation Committee’s exercise of discretion to reduce the actual bonus paid by 15%.

(12)	Mr. Verardi earned a $15,900 discretionary payment pursuant to the Company’s 2014 Incentive Compensation Plan.

(13)	Mr. Verardi earned a $40,500 Annual Incentive Award payout. This reflected achievement of 43% of the corporate Adjusted EBITDA target, 63% of his division’s revenue target, and 84% of his division’s Adjusted EBITDA target, and the Compensation Committee’s exercise of discretion to reduce the actual bonus paid by 15%.

Executive Employment and Severance Agreements

Effective December 10, 2014, the Board entered into an executive employment agreement with our President and CEO, Timothy P. Bacci. The employment agreement provides for base salary equal to $450,000, subject to increase from time to time, an annual incentive bonus opportunity equal to 50% of his current base salary, the grant of a stock option upon his initial employment for 650,378 shares; and, subject to certain limitations based upon the option pool available, the grant of a stock option equal to 1% of the then outstanding number of shares or 164,000 shares, whichever is greater, upon the one-year anniversary of his employment. The options vest 50% on the first anniversary date of the grant and the remaining 50% vest monthly over a 36 month period. Mr. Bacci is entitled to severance pay equal to 12 months of his base salary and the reimbursement of medical premiums for twelve months if his employment is terminated by the Company other than for “cause” or if he resigns employment for “good reason.” If his termination occurs within 12 months following a “change in control,” he will also be provided an additional payment equal to his maximum incentive compensation for the fiscal year of the termination, and any stock options would become fully vested and exercisable as of the date of termination.

We have entered into an executive employment agreement with our CFO, Susan K. Conner. The employment agreement provides for base salary equal to $270,000, subject to increase from time to time, an annual incentive bonus opportunity equal to 50% of her current base salary, the grant of a stock option upon her initial employment for 150,000 shares, and the grant of a stock option for 81,922 shares upon the one-year anniversary of her employment which represented 0.5% of the Company’s then-outstanding common stock. The options vest over a period of four years. Ms. Conner is entitled to severance pay equal to 12 months of her base salary and the reimbursement of medical premiums for twelve months if her employment is terminated by the Company other than for “cause,” or if she resigns employment for “good reason,” or the Company elects to terminate her employment within months following a “change in control.” In the event of a termination following a “change in control,” she will also be provided an additional payment equal to her maximum incentive compensation for the fiscal year of the termination, and any stock options would become fully vested and exercisable as of the date of termination.

We also have entered into a severance agreement with our Vice President and General Manager, Gupta Technologies and Composer Technologies, Frank Verardi. The severance agreement provides for payment to Mr. Verardi of six months of his base salary and the reimbursement for medical premiums for six months if his employment is terminated by the Company other than for “cause” or as a result of a “change in control.”

Change of Control

Under our 2001 and 2010 Stock Option Plans, should we merge with or otherwise be acquired by another company in a transaction where our stockholders do not retain a majority of the voting stock, such event would constitute a “Change of Control.” If there is a Change of Control and the successor company fails to either assume the outstanding options or substitute substantially equivalent options in its own stock,the Compensation Committee, in its discretion may, (i) accelerate the vesting of all outstanding options and the options would then become immediately exercisable, or (ii) cash-out the vested shares, and unvested shares if so determined by the Compensation Committee. Any outstanding options will terminate if they are not exercised upon consummation of the merger or assumed or replaced by the successor corporation.

Outstanding Equity Awards at April 30, 2015

The following table summarizes the outstanding equity award holdings by our named executive officers.

	Number of	Number of
	Securities	Securities
	Underlying	Underlying
	Unexercised	Unexercised	Option	Option		Option
	Options	Options	Exercise	Grant		Expiration
Executive	(Exercisable)	(Unexercisable)	Price	Date		Date
	(#)	(#)	($)
Timothy P. Bacci	8,000	-	3.46	8/20/2009	(1)	8/20/2019
	10,000	-	3.56	5/4/2010	(1)	5/4/2020
	5,000	-	2.90	5/2/2011	(1)	5/2/2021
	7,500	-	1.92	7/1/2011	(1)	7/1/2021
	12,500	-	1.40	5/1/2012	(1)	5/1/2022
	-	655,378	0.72	12/10/2014	(2)	12/10/2024

Susan K. Conner	71,875	78,125	1.10	5/29/2013	(3)	5/29/2023
		81,922	1.28	5/27/2014	(3)	5/28/2024

Frank Verardi	4,000	-	2.30	2/2/2005	(3)	2/2/2015
	22,500	-	2.60	5/5/2009	(3)	5/5/2019
	22,500	-	3.56	5/4/2010	(3)	5/4/2020
	8,812	188	2.90	5/2/2011	(3)	5/2/2021
	9,492	633	1.92	7/1/2011	(3)	7/1/2021
	25,520	9,480	1.40	5/1/2012	(4)	5/1/2022

(1)	Represents stock options which vest monthly over 12 months from the grant date.

(2)	Represents stock options which vest 50% after 12 months from the date of grant, and the remaining 50% vest monthly thereafter through the fourth anniversary of the grant date.

(3)	Represents stock options which vest 25% after 12 months from the date of grant, and the remaining 75% vest monthly thereafter through the fourth anniversary of the grant date.

(4)	Represents stock options which vest monthly over 24 months from the grant date.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT AND RELATED
STOCKHOLDER MATTERS

Section 16(a) of the Exchange Act requires our executive officers, Directors and persons who beneficially own more than 10% of Daegis’ equity securities to file initial reports of ownership and reports of changes in ownership with the SEC. Such persons are required by SEC regulations to furnish us with copies of all Section 16(a) reports filed by them.

Timothy P. Bacci, our President and CEO, affected a late Form 4 on December 22, 2014. Based solely upon our review of such reports furnished to us and written representations from certain reporting persons, we believe that all other filing requirements applicable to our executive officers, Directors and more than 5% stockholders for the fiscal year ended April 30, 2015, were met.

STOCK OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information as of June 30, 2015 (unless otherwise indicated), with respect to the beneficial ownership of our common stock by: (i) each member of the Board; (ii) each of our NEOs; (iii) all of our Directors and executive officers as a group; and (iv) each stockholder who is known to us to own beneficially more than 5% of our outstanding common stock.

	Common Shares Owned
	Number of Shares of	Percentage of
Name and Address of Beneficial Owner (1)	Common Stock	Total Common Stock

Directors
Steven D. Whiteman (2)	90,448	*
Robert M. Bozeman (3)	75,500	*
Richard M. Brooks (4)	60,200	*
Darrell B. Montgomery (5)	3,333	*

Executive Officers
Timothy P. Bacci (6) (7)	3,230,612	19.67%
Susan K. Conner (8)	174,286	1.06%
Frank Verardi	49,389	*
All Directors and Executive Officers as a group (7 persons)	3,683,768	22.06%

5% Stockholders

BlueLine Partners, LLC (6)	3,187,077	19.45%
Norman H. Pessin & Sandra F. Pessin (9)	2,057,991	12.56%
The Jensen Revocable Trust (10)	1,236,634	7.55%

* Less than 1%

(1)	The percentage of shares beneficially owned is based on 16,384,444 shares of common stock outstanding as of June 30, 2015. Beneficial ownership is determined in accordance with the rules of the SEC. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of common stock subject to options or warrants held by that person that are currently exercisable, or will become exercisable within 60 days of June 30, 2015, are deemed outstanding. Such shares, however, are not deemed outstanding for purposes of computing the percentage ownership of any other person. Except as indicated in the footnotes to this table, the persons named in the table have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them, subject to community property laws where applicable. Unless otherwise indicated, the beneficial owner in the table may be contacted in care of Daegis Inc., 600 E. Las Colinas Boulevard, Suite 1500, Irving, TX 75039.

(2)	Includes 55,500 shares that Mr. Whiteman has the right to acquire under outstanding stock options that are currently exercisable or that become exercisable within 60 days of June 30, 2015.

(3)	Includes 50,500 shares that Mr. Bozeman has the right to acquire under outstanding stock options that are currently exercisable or that become exercisable within 60 days of June 30, 2015.
(4)	Includes 53,500 shares that Mr. Brooks has the right to acquire under outstanding stock options that are currently exercisable or that become exercisable within 60 days of June 30, 2015.
(5)	Includes 3,333 shares that Mr. Montgomery has the right to acquire under outstanding stock options that are currently exercisable or that become exercisable within 60 days of June 30, 2015.
(6)

BlueLine Capital, LLC is the investment manager for a variety of private investment funds and is based in California. Mr. Timothy Bacci and Mr. Scott Shuda are the Managing Directors of BlueLine Partners, LLC and they manage BlueLine Capital Partners, L.P., BlueLine Capital Partners II, L.P., BlueLine Capital Partners III, L.P., BlueLine Capital Partners L.L.C., and BlueLine Capital Partners II, L.L.C. Mr. Bacci also directly owns 3,887 shares. See note (7) below. As reported in Schedule 13D/A filed on March 24, 2011, BlueLine Partners, LLC 3480 Buskirk Avenue, Suite 214, Pleasant Hill, California 94523 has shared voting and dispositive power to such shares.

(7)

Includes 43,000 that Mr. Bacci has the right to acquire under outstanding stock options that are currently exercisable or that become exercisable within 60 days of June 30, 2015. Includes 3,187,077 shares beneficially owned as a managing director of BlueLine Capital, LLC.

(8)	Includes 109,976 shares that Ms. Conner has the right to acquire under outstanding stock options that are currently exercisable or that become exercisable within 60 days of June 30, 2015.
(9)

As reported in Schedule 13D filed on December 19, 2013, Mr. Norman H. Pessin and Ms. Sandra F. Pessin, 366 Madison Avenue, 14th Floor, New York, NY 10017, are private investors and have sole voting and dispositive power over 2,006,056 and 51,935 shares, respectively.

(10)

Mr. Kurt A. Jensen beneficially owns The Jensen Revocable Trust along with his wife, Ms. Carolyn L. Jensen, who collectively are co-settlors, co-trustees, and co-beneficiaries of The Jensen Revocable Trust, 1344 Adams St., Saint Helena, CA 94574. As reported in Schedule 13D filed on February 5, 2013, Mr. Kurt A. Jensen and Ms. Carolyn L. Jensen share voting and investment power over all the foregoing shares. These shares were issued as part of the Company’s acquisition of Daegis in June 2010. Mr. Jensen had been the president and CEO of Strategic Office Solutions, Inc. (dba Daegis).

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS, AND DIRECTOR INDEPENDENCE

Amounts Due from Officers, Directors and Principal Stockholders.

We have made no loans to executive officers, Directors, stockholders or other affiliates. Any such loan must be approved by a majority of those Board members who are independent of and have no interest in the transaction.

On June 30, 2011, the Company completed a $4.0 million private placement which included the issuance of 1,666,667 shares of preferred stock to BlueLine Capital, LLC. The preferred stock included an annual dividend of 10% payable in cash or stock, at the Company’s option. The preferred stock automatically converted on a 1-for-1 basis into shares of common stock of the Company on June 30, 2013. The preferred stock had no other preferences. One of our Board members and our President and CEO, Timothy P. Bacci, is a managing director of BlueLine Partners.

During fiscal 2013, the Board requested Mr. Timothy P. Bacci to review various operational, sales and marketing functions within the Company and to provide related recommendations to the Company based on the results of this review. For these services, until being appointed the Interim CEO, Mr. Bacci earned $180,000 in fiscal 2013. His current fee arrangement as President and CEO is discussed under “Executive Employment and Severance Agreements.”

Director Independence.

Four of our five Directors are independent under the NASDAQ Listing Rules. Only Mr. Bacci, our President and CEO, is not considered independent under such rules.

INDEPENDENT PUBLIC ACCOUNTANTS

General

Whitley Penn LLP (“Whitley Penn”) has been selected by the Audit Committee as our independent registered accounting firm for fiscal years ended April 30, 2016 and 2015. During fiscal 2014, our Audit Committee requested management solicit proposals from several independent registered accounting firms for professional services related to the audit of our financial statements. On January 13, 2014, the Audit Committee engaged Whitley Penn as our independent registered public accounting firm to audit our financial statements commencing with the fiscal year ended April 30, 2014. On January 13, 2014, we also notified Grant Thornton LLP (“Grant Thornton”), our independent auditors for the fiscal years ended April 30, 2013, of our election to dismiss Grant Thornton as our independent registered public accounting firm.

A representative of Whitley Penn is expected to be present at the 2016 Annual Meeting. Such representative will have the opportunity to make a statement if such representative desires to do so, and such representative is expected to be available to respond to appropriate questions.

Grant Thornton’s report on our consolidated financial statements for the fiscal year ended April 30, 2013 did not contain an adverse opinion or a disclaimer of opinion, nor did Grant Thornton qualify or modify its opinion as to uncertainty, audit scope or accounting principles. During the years ended April 30, 2013, and through January 13, 2014, we had no disagreement with Grant Thornton on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedures, which disagreements, if not resolved to Grant Thornton’s satisfaction, would have caused Grant Thornton to make reference to the subject matter of disagreement in their reports on our consolidated financial statements; or reportable events, as described under Item 304(a)(1)(v) of Regulation S-K. The material weakness in our internal control over financial reporting described in our filings with the SEC containing the above-referenced financial statements related to our contract modification process. Grant Thornton agreed with the foregoing disclosures as evidenced by their letter addressed to the SEC, which was filed with our Current Report on Form 8-K, dated January 17, 2014.

During the years ended April 30, 2013, and through January 13, 2014, Whitley Penn was not engaged as an independent accountant to audit either our financial statements or those of any of our subsidiaries, nor have we or anyone acting on our behalf consulted with Whitley Penn regarding either: (i) the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on our financial statements; or (ii) any matter that was the subject of a disagreement or reportable event as set forth in Item 304(a)(2)(ii) of Regulation S-K.

Fees Paid to Independent Public Accountants

The following is a summary of professional fees billed to us by Whitley Penn and Grant Thornton for the years ended April 30, 2015 and April 30, 2014:

	Whitley Penn		Grant Thornton
	2015	2014	2014
Audit Fees (1)	$149,776	$112,099	$143,598
Audit-Related Fees (2)	-	-	-
Tax Fees	-	-	-
All Other Fees	-	-	-
Total Fees	$149,776	$112,099	$143,598

(1)	The audit fees for fiscal year 2015 and 2014 represent the amount billed to the Company for services rendered during the fiscal year, even if the auditor did not bill the Company for those services until after the end of the fiscal year. In accordance with the SEC’s definitions and rules, audit fees represent fees for professional services for the audit of the Company’s consolidated financial statements included in our annual report on Form 10-K, for the review of the Company’s unaudited consolidated financial statements included in our quarterly reports on Form 10-Q, and for the review of registration statements and issuance of consents for services that are normally provided by the accountant in connection with statutory and regulatory filings.

(2)	Audit-related fees are billings for assurance and related services that were reasonably related to the performance of the audit or review of our consolidated financial statements, including attestation services that are not required by statute or regulation.

Pre-Approval Policies and Procedures

In order to assure that the provision of services does not impair the auditor’s independence, the Audit Committee has adopted a policy that requires advance approval of all audit, audit-related, tax services, and other services performed by Whitley Penn. The policy provides for pre-approval by the Audit Committee of specifically defined audit and non-audit services. Unless the specific service has been pre-approved with respect to that year, the Audit Committee must approve the permitted service before the independent auditor is engaged to perform it. Such services are reviewed on at least an annual basis and may be from time-to-time revised. All of the services provided by the independent auditor in fiscal 2015 and 2014 were pre-approved.

OTHER STOCKHOLDER PROPOSALS AND DIRECTOR NOMINATIONS
AT NEXT YEAR’S ANNUAL MEETING

Any proposal to conduct business (other than nominations) at a meeting of stockholders that a stockholder desires to have included in our proxy materials for the 2016 Annual Meeting of Stockholders must comply with the applicable rules and regulations of the SEC, including that any such proposal must be received by our Corporate Secretary at our principal office no later than April 30, 2016 and must otherwise comply with Rule 14a-8 under the Exchange Act and the applicable procedures set forth in our Bylaws.

Our Bylaws require a stockholder to give advance notice of any proposal to conduct business, or to present a nomination of one or more candidates for election to the Board, that the stockholder wishes to bring before a meeting of our stockholders. In general, for business proposals or nominations to be brought before an annual meeting by a stockholder, written notice of the stockholder proposal or nomination must be received by our Corporate Secretary during the period beginning 120 days and ending 90 days before the anniversary of the last annual meeting. However, if the date of the upcoming annual meeting is more than 30 days before or more than 60 days after the anniversary of the last annual meeting, notice must be received by the Corporate Secretary during the period beginning 120 days before the upcoming annual meeting and ending on the later of 90 days before the upcoming annual meeting or 10 days after the first public announcement of such meeting date.

Director Nominations

Under our Bylaws, stockholder recommendations of nominees to the Board must also comply with the advance notice requirements in our Bylaws, including the requirement that a stockholder notice must be delivered to or mailed and received by the Company not later than 30 days prior to the annual meeting. To submit such recommendations not later than 30 days prior to such meeting; however, in the event that less than 40 days’ notice or prior public disclosure of the date of the meeting is given or made to stockholders, notice by the stockholder to be timely must be received not later than the close of business on the 10th day following the date on which such notice of the date of such meeting was mailed or such public disclosure was made.

Any such recommendation must include the following information:

●	the name and address of the stockholder who intends to make the nomination and of the person or persons to be nominated;
●

a representation that the stockholder is a holder of record of stock of the corporation entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice;

●

a description of all arrangements or understandings between the stockholder and each nominee and any other person or persons (naming such person or persons) pursuant to which the nomination or nominations are to be made by the stockholder;

●

such other information regarding each nominee proposed by such stockholder as would be required to be included in a proxy statement filed pursuant to the proxy rules of the SEC had the nominee been nominated, or intended to be nominated, by the Board; and

●	the consent of each nominee to serve as a Director of the corporation if so elected.

Recommendations for director candidates should be sent to: Nominating and Governance Committee, c/o Corporate Secretary, 600 E. Las Colinas Blvd., Suite 1500, Irving, Texas 75039.

OTHER MATTERS

We know of no other matters that will be presented at the Annual Meeting as set forth above. If any other matter or matters are properly brought before the meeting, or any adjournment thereof, it is the intention of the persons named in the accompanying form of proxy to vote the proxy in their discretion. Discretionary authority with respect to other matters is granted by signing and returning the enclosed proxy card or by otherwise providing voting instructions.

WHERE YOU CAN FIND INFORMATION

You may read and copy any reports, statements or other information that we file with the SEC directly from the SEC. You may either:

●	Read and copy any materials we have filed with the SEC at the SEC’s Public Reference Room maintained at 100 F Street, N.W., Washington, D.C. 20549; or
●	Visit the SEC’s website at www.sec.gov, which contains reports, proxy and information statements, and other information regarding us and other issuers that file electronically with the SEC.

You may obtain more information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330.

You should not rely only on the information contained (or incorporated by reference) in this Proxy Statement. We have not authorized anyone to provide you with information that is different from what is contained in this Proxy Statement. This Proxy Statement is dated _________, 2015. You should not assume that the information contained in this Proxy Statement is accurate as of any date other than that date (or as of an earlier date if so indicated in this Proxy Statement).

Our Annual Report on Form 10-K for the year ended April 30, 2015 (excluding exhibits), is being mailed together with this Proxy Statement and is available on our website at www.daegisinc.com in accordance with the SEC’s “notice and access” regulations.

Please date, sign and return the proxy card at your earliest convenience in the enclosed envelope. No postage is required for mailing in the United States. We would appreciate the prompt return of your proxy card, as it will save the expense of further mailings.

By Order of the Board of Directors,

Susan K. Conner
Chief Financial Officer, Treasurer, & Corporate Secretary
Irving, Texas
__________, 2015

DAEGIS INC.

CERTIFICATE OF SECOND AMENDMENT
OF
RESTATED CERTIFICATE OF INCORPORATION

Pursuant to the provisions of Section 242 of the General Corporation Law of the State of Delaware, the undersigned corporation adopts the following amendment to its Restated Certificate of Incorporation, as amended (the “Certificate”):

1. The name of the corporation is Daegis Inc. (the “Corporation”).

2. The Board of Directors of the Corporation (the “Board”), acting by Unanimous Written Consent in accordance with Section 141(f) of the General Corporation Law of the State of Delaware (the “DGCL”), adopted a resolution authorizing the Corporation to effect a [___] to 1 reverse split of the Common Stock of the Corporation, $0.001 par value per share, whereby every [___] issued and outstanding shares of the Corporation’s Common Stock (including each share of treasury stock) shall automatically and without any action on the part of the holder thereof be combined into one (1) fully paid and nonassessable share of Common Stock of the Corporation and to file this Certificate of Second Amendment.

RESOLVED, that Paragraph A of Article Fourth of the Certificate be amended by adding the following provision to the end of such paragraph:

“Effective at 11:59 p.m., Eastern Daylight Time on the date of filing with the Secretary of State of the State of Delaware (such time, on such date, the “Effective Time”) of this Certificate of Second Amendment pursuant to the General Corporation Law of the State of Delaware, each [___] shares of the Corporation’s Common Stock, $0.001 par value per share, issued and outstanding immediately prior to the Effective Time (the “Old 2015 Common Stock”) shall automatically without further action on the part of the Corporation or any holder of Old 2015 Common Stock, be reclassified, combined, converted and changed into one (1) fully paid and non-assessable share of Common Stock, $0.001 par value per share (the “New 2015 Common Stock”), subject to the treatment of fractional share interests as described in this Paragraph A of Article Fourth. The conversion of the Old 2015 Common Stock into New 2015 Common Stock will be deemed to occur at the Effective Time. The combination and conversion of the Old 2015 Common Stock shall be referred to as the “Reverse Stock Split”. From and after the Effective Time, certificates representing the Old 2015 Common Stock shall represent the number of shares of New 2015 Common Stock into which such Old 2015 Common Stock shall have been converted pursuant to this Certificate of Second Amendment, subject to the treatment of fractional share interests. No fractional shares of New 2015 Common Stock shall be issued to the holders of record of Old 2015 Common Stock in connection with the Reverse Stock Split and the Corporation shall not recognize on its stock record books any purported transfer of any fractional share of New 2015 Common Stock. All shares of Old 2015 Common Stock (including fractions thereof) held by a holder immediately prior to the Reverse Stock Split shall be aggregated for purposes of determining whether the Reverse Stock Split would result in the issuance of a fractional share. Any fractional share resulting from such aggregation of Old 2015 Common Stock upon the Reverse Stock Split shall be converted into the right to receive a cash payment in an amount equal to the fair value of Old 2015 Common Stock that would have been exchanged for fractional shares of New 2015 Common Stock in the Reverse Stock Split if fractional shares had been issued in the Reverse Stock Split in an amount equal to the closing price of such Old 2015 Common Stock on the Nasdaq Stock Market on _______, 2015. The Corporation shall not be obligated to issue certificates evidencing the shares of New 2015 Common Stock outstanding as a result of the Reverse Stock Split unless and until the certificates evidencing the shares held by a holder prior to the Reverse Stock Split are either delivered to the Corporation or its transfer agent, or the holder notifies the Corporation or its transfer agent that such certificates have been lost, stolen or destroyed and executes an agreement satisfactory to the Corporation to indemnify the Corporation from any loss incurred by it in connection with such  certificates. Each stock certificate that, immediately prior to the Effective Time, represented shares of Old 2015 Common Stock shall, from and after the Effective Time, automatically and without the necessity of presenting the same for exchange, represent that number of whole shares of New 2015 Common Stock into which the shares of Old 2015 Common Stock represented by such certificate shall have been reclassified (as well as the right to receive cash in lieu of any fractional shares of New 2015 Common Stock as set forth above), provided, however, that each holder of record of a certificate that represented shares of Old 2015 Common Stock shall receive, upon surrender of such certificate, a new certificate representing the number of whole shares of New 2015 Common Stock into which the shares of Old 2015 Common Stock represented by such certificate shall have been reclassified, as well as any cash in lieu of fractional shares of New 2015 Common Stock to which such holder may be entitled as set forth above.”

3. The stockholders of the Corporation owning the necessary number of shares as required by statute and by the Certificate approved this Certificate of Second Amendment in accordance with the provisions of Section 242 of the DGCL.

[Signature page follows.]

IN WITNESS WHEREOF, the undersigned has caused this certificate of amendment be executed on this ___ of _________, 2015.

DAEGIS INC.

By:
Name:
Title:

DAEGIS INC ATTN: Susan K. Connor 600 E. Las Colinas Blvd. SUITE 1500 Irving, TX 75039
VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
KEEP THIS PORTION FOR YOUR RECORDS
DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

		For	Withhold	For All
		All	All	Except
The Board of Directors recommends you vote FOR the following:		☐	☐	☐
1.	Election of Directors
Nominees

To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
01 Steven D. Whiteman	02	Timothy P. Bacci	03	Robert M. Bozeman	04	Richard M. Brooks	05	Darrell Montgomery

The Board of Directors recommends you vote FOR proposals 2, 3 and 4.		For	Against	Abstain

2	Ratify the appointment of Whitley Penn LLP as our independent registered public accountants for the fiscal year ending April 30, 2016	☐	☐	☐

3	Vote, on an advisory basis, on the compensation of our Company's executive officers	☐	☐	☐

4	Approve the grant of discretionary authority to the Board of Directors to effect a reverse stock split to the Company's common stock	☐	☐	☐
NOTE: With discretionary authority, upon such other matters as may properly come before the Annual Meeting. At this time, the Board knows of no other matters to be presented at the meeting.

For address change/comments, mark here. (see reverse for instructions)			☐

	Yes	No
Please indicate if you plan to attend this meeting	☐	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice & Proxy Statement, Annual Report is/are available at www.proxyvote.com.

DAEGIS INC
Annual Meeting of Shareholders
__________, 2015 ________
This proxy is solicited by the Board of Directors

The undersigned hereby appoints Susan K. Conner with full power of substitution to represent the undersigned and to vote all the shares of the common stock of Daegis Inc. (the “Company”) which the undersigned is entitled to vote at the 2015 Annual Meeting of Stockholders of the Company to be held at Daegis Inc., 600 E. Las Colinas Blvd. SUITE 1500 Irving, TX 75039, on _________, 2015, at _____ Central time, and at any adjournment thereof: (1) as hereinafter specified upon the proposals listed below and as more particularly described in the Company’s Proxy Statement, and (2) in their discretion, upon such other matters as may properly come before the meeting.

The undersigned hereby acknowledges receipt of: (1) Notice of Annual Meeting of Stockholders of the Company, (2) accompanying Proxy Statement, and (3) Annual Report of the Company for the fiscal year ended April 30, 2015.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations.

         Address change/comments:

(If you noted any Address Changes and/or Comments above, please mark corresponding box on the reverse side.)

Continued and to be signed on reverse side